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                                                                    Exhibit 99.2

Contact: Holly Sheffer
         212-578-4072
         hsheffer@metlife.com


           METLIFE BOARD DECLARES DATE FOR ANNUAL SHAREHOLDERS MEETING

NEW YORK, December 18, 2001 - The Board of Directors of MetLife, Inc. [NYSE:
MET] today announced that the company will hold its second annual shareholders meeting on April 23, 2002. The Board also established March 1, 2002 as the record date for determining shareholders entitled to vote at the meeting. The meeting will begin at 10:30 a.m. (EST). It will take place in the company's auditorium at its headquarters at One Madison Avenue in New York City.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 14 countries.

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